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Pricing Supplement dated October 13, 1998                       Rule 424(b)(3)
(To Prospectus dated September 3, 1998 and                  File No. 333-60913
Prospectus Supplement dated September 3, 1998)

                           TOYOTA MOTOR CREDIT CORPORATION

                           Medium-Term Note - Floating Rate
________________________________________________________________________________

Principal Amount:  $100,000,000            Trade Date: October 13, 1998
Issue Price: See "Plan of Distribution"    Original Issue Date: October 16, 1998
Initial Interest Rate:  See "Additional    Net Proceeds to Issuer: $99,990,000
                 Terms of the Notes"       Principal's Discount
Interest Payment Period: Quarterly            or Commission: 0.01%
Stated Maturity Date: October 18, 1999

________________________________________________________________________________

Calculation Agent: Merrill Lynch Capital Services, Inc.
Interest Calculation:
  [X]  Regular Floating Rate Note          [ ]  Floating Rate/Fixed Rate Note
  [ ]  Inverse Floating Rate Note                 (Fixed Rate Commencement
         (Fixed Interest Rate):                   Date):
  [ ]  Other Floating Rate Note                   (Fixed Interest Rate):
            (see attached)

  Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
           [ ]  Eleventh District Cost of Funds Rate     [X]  Federal Funds Rate
           [ ]  LIBOR     [ ]  Treasury Rate          [ ]  Other (see attached)
                     If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                      [ ]  Telerate Page: 3750

  Initial Interest Reset Date: October 16, 1998     Spread (+/-): +0.22%
  Interest Rate Reset Period: Daily                 Spread Multiplier:  N/A
  Interest Reset Dates: Each Business Day           Maximum Interest Rate: N/A
  Interest Payment Dates: January 18, April 18,     Minimum Interest Rate: N/A
     July 18 and October 18, commencing             Index Maturity: N/A
     January 18, 1999                               Index Currency: N/A

Day Count Convention:
  [ ]  30/360 for the period from                    to
  [X]  Actual/360 for the period from October 16, 1998 to October 18, 1999
  [ ]  Other (see attached)                        to

Redemption:
  [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
  [ ]  The Notes may be redeemed prior to Stated Maturity Date.
       Initial Redemption Date: N/A
       Initial Redemption Percentage:    N/A
       Annual Redemption Percentage Reduction: N/A

Repayment:
  [x]  The Notes cannot be repaid prior to the Stated Maturity Date.
  [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
       Optional Repayment Date(s):
       Repayment Price:     %
Currency:
  Specified Currency:  U.S. dollars
       (If other than U.S. dollars, see attached)
  Minimum Denominations:
       (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [x] No
  Total Amount of OID:
  Yield to Maturity:
  Initial Accrual Period:

Form:  [x] Book-entry            [ ] Certificated
                            ___________________________
                                Merrill Lynch & Co.
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Additional Terms of the Notes

          The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement (the "Notes") will be equal to the Federal Funds Rate on October 15, 1998, plus 0.22%. The Interest Rate with respect to each subsequent Interest Reset Date will be equal to the Federal Funds Rate on the related Interest Determination Date plus 0.22%.

          Notwithstanding anything to the contrary contained in the Prospectus
Supplement: (i) the Interest Determination Date with respect to the Notes will be one Business Day preceding each Interest Reset Date; and (ii) if any Interest Payment Date would otherwise be a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding day that is a Business Day, except that if such Business Day falls in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day.

Plan of Distribution

          Under the terms of and subject to the conditions of a terms agreement under the First Amended and Restated Distribution Agreement dated September 3, 1998 between TMCC and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill"), Goldman, Sachs & Co., Lehman Brothers Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc (the "Agreement"), Merrill, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.99% of their principal amount. Merrill may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by Merrill.

          Under the terms and conditions of the Agreement, Merrill is committed to take and pay for all of the Notes offered hereby if any are taken.

Additional Information

          TMCC's long-term debt is currently rated AAA by Standard & Poor's Rating Group, a division of The McGraw-Hill Companies, Inc. ("Standard & Poor's"). In a press release dated September 29, 1998, Standard & Poor's announced that it had placed the AAA rating of Toyota Motor Corporation ("TMC"), the ultimate parent of TMCC, on CreditWatch with negative implications. If TMC's credit rating is lowered by Standard & Poor's, the credit rating of TMCC, including the credit rating of Notes covered by this Pricing Supplement, would likely be lowered to the same extent.